Exhibit 99.1

MARCUS CORPORATION REPORTS SECOND QUARTER FISCAL 2026 RESULTS
Marcus Corporation reports strong net earnings and highest revenue and Adjusted EBITDA in a second quarter since the pandemic; Marcus Theatres and Marcus Hotels & Resorts outperformed their respective industries; Marcus Hotels & Resorts reports strong operating income and record second quarter revenue and Adjusted EBITDA
Milwaukee, July 30, 2026 … The Marcus Corporation (NYSE: MCS) today reported results for the second quarter fiscal 2026 ended June 30, 2026.

“Our second quarter fiscal 2026 results reflected strong contributions from both divisions, with Marcus Theatres and Marcus Hotels & Resorts each significantly outperforming their respective industries,” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “Marcus Theatres delivered the highest admission revenue growth among the top theatre circuits during the second quarter of fiscal 2026, powered by a diverse slate of high-quality films that performed well in our markets, including a favorable mix of family friendly movies. In our hotels and resorts division, healthy leisure demand drove both occupancy and rate growth that propelled performance and set a record second quarter revenue and Adjusted EBITDA for Marcus Hotels & Resorts. Each division has a lot to look forward to as we head into the second half of the year. In Marcus Theatres, the film slate for the third and fourth quarters of fiscal 2026 is impressive, starting with the recent epic opening of The Odyssey and this weekend’s eagerly awaited release of Spider-Man: Brand New Day, followed by many great titles through the end of the year, including the highly anticipated Avengers: Doomsday and Dune: Part Three. In Marcus Hotels & Resorts, leisure travelers and groups continue to prioritize travel and events, which bodes well for our primarily upper-upscale and luxury hotels and resorts across the nation.”

Second Quarter Fiscal 2026 Highlights
•Total revenues for the second quarter of fiscal 2026 were $231.7 million, a 12.5% increase from total revenues of $206.0 million for the second quarter of fiscal 2025.
•Operating income was $27.1 million for the second quarter of fiscal 2026, a 108.1% improvement from operating income of $13.0 million for the second quarter of fiscal 2025.
•Net earnings was $15.8 million for the second quarter of fiscal 2026, a 116.4% increase compared to net earnings of $7.3 million for the second quarter of fiscal 2025.
•Net earnings per diluted common share was $0.51 for the second quarter of fiscal 2026, a 121.7% increase compared to net earnings per diluted common share of $0.23 for the second quarter of fiscal 2025.
•Adjusted EBITDA was $46.2 million for the second quarter of fiscal 2026, a 43.0% increase from Adjusted EBITDA of $32.3 million for the second quarter of fiscal 2025.

First Half Fiscal 2026 Highlights
•Total revenues for the first half of fiscal 2026 were $386.1 million, an 8.8% increase from total revenues of $354.8 million for the first half of fiscal 2025.
•Operating income was $7.8 million for the first half of fiscal 2026, an improvement from operating loss of $7.4 million for the first half of fiscal 2025.
•Net earnings was $0.5 million for the first half of fiscal 2026, compared to net loss of $9.5 million for the first half of fiscal 2025.
•Net earnings per diluted common share was $0.02 for the first half of fiscal 2026, compared to net loss per diluted common share of $0.31 for the first half of fiscal 2025.
•Adjusted EBITDA was $48.8 million for the first half of fiscal 2026, a 52.3% increase from Adjusted EBITDA of $32.0 million for the first half of fiscal 2025.

The significant increases in operating results for the first half of 2026 were despite the first half of fiscal 2026 being comprised of five fewer operating days than the first half of fiscal 2025 due to the transition in the Company’s fiscal year in the first quarter of 2025. See Fiscal Year Change section below for further discussion. First half year-over-year comparisons herein are on an as-reported basis and include the impact of five fewer operating days in the first half of fiscal 2026, unless otherwise noted.

Marcus Theatres®

Total Theatre revenues were $150.6 million for the second quarter of fiscal 2026, a 14.4% increase over the second quarter of fiscal 2025. Division operating income was $26.7 million for the second quarter of fiscal 2026, an $11.0 million, or 69.8%, improvement compared to the second quarter of fiscal 2025. Adjusted EBITDA was $36.3 million for the second quarter of fiscal 2026, a 36.8% increase over the second quarter of fiscal 2025.

Same store admission revenues for the second quarter of fiscal 2026 increased 16.6% compared to the prior year quarter, which outperformed the industry by 5.1 percentage points, according to data received from Comscore.

Same store attendance increased 10.9% in the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025. Average ticket prices increased 5.2% compared to the prior year quarter. Average concession revenues per person increased 2.4% during the second quarter of fiscal 2026 compared to the prior year quarter, resulting from increased movie-themed merchandise sales, price optimization, and an increase in average transactions per customer.

“It is a great time to be a moviegoer, with a steady slate of compelling films bringing audiences of all ages together at the movies,” said Jeffry F. Tomachek, president of Marcus Theatres. “Building on the momentum from the first quarter, the second quarter of fiscal 2026 featured record-breaking performances from The Super Mario Galaxy Movie and Michael, high-interest sequels like The Devil Wears Prada 2, surprise hits Obsession and Backrooms, and the debut of Toy Story 5, which delivered the highest total revenue for a June opening weekend in Marcus Theatres history. The third quarter of fiscal 2026 is off to a similarly strong start, led by the massive success of The Odyssey; strong pre-sales for Spider-Man: Brand New Day; continued carry-over excitement for Toy Story 5; and additional family-friendly films such as Minions & Monsters and Moana. With many more highly anticipated films expected through the end of the year, 2026 is shaping up to be a memorable year for moviegoing.”

During the second quarter of fiscal 2026, Marcus Theatres’ top five highest-performing films were The Super Mario Galaxy Movie, Michael, Toy Story 5, Obsession and Backrooms. Films performing well so far in the third quarter of fiscal 2026 include The Odyssey, Minions & Monsters, and Moana with an exciting film slate scheduled for the remainder of the year, including Spider-Man: Brand New Day, Super Troopers 3, Paw Patrol: The Dino Movie, Insidious: Out of the Further, Practical Magic 2, Resident Evil, Forgotten Island, Digger, Verity,

Other Mommy, The Social Reckoning, Street Fighter, The Cat in the Hat, Godzilla Minus Zero, Hunger Games: Sunrise on the Reaping, Hexed, Focker-In-Law, Dune: Part Three, Avengers: Doomsday, The Angry Birds Movie 3 and Jumanji: Open World.

Marcus® Hotels & Resorts

During the second quarter of fiscal 2026, Marcus Hotels & Resorts reported total revenues before cost reimbursements of $70.8 million, a 9.6% increase over the prior year quarter and a record for any second quarter. Operating income was $6.7 million during the second quarter of fiscal 2026, a 59.8% increase over the second quarter of fiscal 2025. Adjusted EBITDA was $14.7 million, a 31.1% increase compared to the prior year quarter and a record for any second quarter.

Revenue per available room, or RevPAR, increased 13.9% at company-owned hotels during the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025. During the second quarter of fiscal 2026, Marcus Hotels & Resorts outperformed the industry by 8.2 percentage points and outperformed its competitive sets by 6.1 percentage points. This outperformance was partially driven by the favorable impact of the Hilton Milwaukee being fully operational during the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025 when the hotel was undergoing renovations. Excluding the estimated impact of the Hilton Milwaukee renovation on the prior year period, the division outperformed its competitive sets by 1.1 percentage points during the second quarter of fiscal 2026.

“Congratulations to our associates for delivering a record second quarter and outperforming both the industry and our competitive sets,” said Michael R. Evans, president of Marcus Hotels & Resorts. “Strong leisure demand positively contributed to room rate and RevPAR growth during the quarter, with group pace running ahead of the same period last year. Our strategic focus on investing in our high-quality assets, combined with our commitment to operational excellence and passion for extraordinary guest experiences, drives our performance and positions us well as we head into the remainder of the year.”

Grand Geneva Resort & Spa in Lake Geneva, Wisconsin opened its new short-course golf course, Wee Nip, earlier this May with positive reviews from golfers and golf critics alike. The new 11-hole course, along with the resort’s two championship courses, positively influenced golf revenue growth during the second quarter of fiscal 2026.

Fiscal Year Change

The first half of fiscal 2026 was comprised of five fewer operating days than the first half of fiscal 2025 due to the transition in the Company’s fiscal year in the prior year first quarter. During fiscal 2025 the Company’s fiscal year changed from a 52-53 week fiscal year ending on the last Thursday of each year to a fiscal year ending on December 31 of each year, with quarterly results for three-month periods ending March 31, June 30, September 30 and December 31. The first half of fiscal 2025 consisted of the six month period beginning December 27, 2024 and ended on June 30, 2025 (comprised of five operating days between December 27-31, 2024, plus 181 operating days in the calendar first half of 2025).

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, July 30, 2026, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com or dialing 1-626-884-3620 and entering the passcode 108546692. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A replay of the conference call will be archived on the company’s website until its next earnings release.

For additional information, contact:
Investors: Chad Paris

(414) 905-1100
investors@marcuscorp.com
Media: Megan Hakes
Megan.Hakes@hprstrategies.com

Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the entertainment and hospitality industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 975 screens at 77 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s hospitality division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as tariffs or a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of tariffs that are implemented or merely threatened on our costs; (12) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (13) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (14) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (15) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues:
Theatre admissions	$72,557	$62,348	$117,382	$103,279
Rooms	33,706	29,632	54,168	48,907
Theatre concessions	65,264	57,611	104,829	95,611
Food and beverage	22,509	21,291	39,969	39,120
Other revenues	26,674	24,790	48,368	47,664
	220,710	195,672	364,716	334,581
Cost reimbursements	11,034	10,371	21,432	20,228
Total revenues	231,744	206,043	386,148	354,809

Costs and expenses:
Theatre operations	70,525	64,172	121,254	113,842
Rooms	11,785	11,086	22,103	20,992
Theatre concessions	26,180	23,337	43,350	40,788
Food and beverage	16,697	15,656	31,753	30,285
Advertising and marketing	6,774	6,644	12,509	11,888
Administrative	23,691	22,972	49,002	47,688
Depreciation and amortization	17,350	17,603	35,185	35,441
Rent	6,358	6,354	12,545	12,571
Property taxes	4,055	4,328	8,337	8,737
Other operating expenses	10,115	10,332	20,678	20,938
Loss (gain) on disposition of property, equipment and other assets	113	181	194	(1,184)
Reimbursed costs	11,034	10,371	21,432	20,228
Total costs and expenses	204,677	193,036	378,342	362,214

Operating income (loss)	27,067	13,007	7,806	(7,405)

Other income (expense):
Investment income	66	409	86	483
Interest expense	(2,734)	(2,981)	(5,364)	(5,803)
Other income (expense)	(393)	(443)	(840)	(887)
Equity earnings (losses) from unconsolidated joint ventures	(15)	75	(689)	(495)
	(3,076)	(2,940)	(6,807)	(6,702)

Earnings (loss) before income taxes	23,991	10,067	999	(14,107)
Income tax expense (benefit)	8,147	2,746	508	(4,612)
Net earnings (loss)	$15,844	$7,321	491	(9,495)

Net earnings (loss) per common share - diluted	$0.51	$0.23	$0.02	$(0.31)

Weighted average shares outstanding - diluted	31,049	31,431	30,951	31,453

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2026	December 31, 2025

Assets:

Cash and cash equivalents	$26,345	$23,448
Restricted cash	4,642	3,134
Accounts receivable	19,780	19,082
Other current assets	20,951	18,912
Property and equipment, net	681,799	697,712
Operating lease right-of-use assets	139,148	142,115
Other assets	106,884	110,129

Total Assets	$999,549	$1,014,532

Liabilities and Shareholders' Equity:

Accounts payable	$42,957	$44,523
Income taxes	836	—
Taxes other than income taxes	18,597	18,482
Other current liabilities	83,386	81,390
Current portion of finance lease obligations	2,471	2,827
Current portion of operating lease obligations	16,501	16,219
Finance lease obligations	7,499	8,452
Operating lease obligations	144,394	148,977
Long-term debt	149,116	159,007
Deferred income taxes	32,295	30,905
Other long-term obligations	44,613	46,372
Equity	456,884	457,378

Total Liabilities and Shareholders' Equity	$999,549	$1,014,532

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
Three Months Ended June 30, 2026
Revenues	$150,648	$80,984	$112	$231,744
Operating income (loss)	26,655	6,704	(6,292)	27,067
Depreciation and amortization	9,699	7,268	383	17,350
Adjusted EBITDA	36,305	14,716	(4,865)	46,156

Three Months Ended June 30, 2025
Revenues	$131,650	$74,282	$111	$206,043
Operating income (loss)	15,700	4,194	(6,887)	13,007
Depreciation and amortization	10,455	6,746	402	17,603
Adjusted EBITDA	26,546	11,226	(5,505)	32,267

Six Months Ended June 30, 2026
Revenues	$243,576	$142,387	$185	$386,148
Operating income (loss)	23,844	(1,226)	(14,812)	7,806
Depreciation and amortization	19,963	14,455	767	35,185
Adjusted EBITDA	44,323	14,433	(10,004)	48,752

Six Months Ended June 30, 2025
Revenues	$219,007	$135,604	$198	$354,809
Operating income (loss)	9,419	(1,850)	(14,974)	(7,405)
Depreciation and amortization	21,161	13,482	798	35,441
Adjusted EBITDA	30,240	12,237	(10,469)	32,008
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
Consolidated	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net cash flow provided by (used in) operating activities	$53,963	$31,640	$38,742	$(3,689)
Net cash flow provided by (used in) investing activities	(9,846)	(8,766)	(16,475)	(31,545)
Net cash flow provided by (used in) financing activities	(27,484)	(21,898)	(17,862)	7,354
Capital expenditures	(10,001)	(16,910)	(16,649)	(39,915)

THE MARCUS CORPORATION
Reconciliation of Net Earnings (Loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net earnings (loss)	$15,844	$7,321	$491	$(9,495)
Add (deduct):
Investment (income) loss	(66)	(409)	(86)	(483)
Interest expense	2,734	2,981	5,364	5,803
Other (income) expense	393	443	840	887
Loss (gain) on disposition of property, equipment and other assets	113	181	194	(1,184)
Equity (earnings) losses from unconsolidated joint ventures	15	(75)	689	495
Income tax expense (benefit)	8,147	2,746	508	(4,612)
Depreciation and amortization	17,350	17,603	35,185	35,441
Share-based compensation (a)	1,626	1,441	5,450	4,986
Theatre exit costs (b)	—	—	—	135
Insured losses (recoveries) (d)	—	35	—	35
Other non-recurring (c)	—	—	117	—
Adjusted EBITDA	$46,156	$32,267	$48,752	$32,008

Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2026				Six Months Ended June 30, 2026
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$26,654	$6,705	$(6,292)	$27,067	$23,844	$(1,226)	$(14,812)	$7,806
Depreciation and amortization	9,700	7,267	383	17,350	19,963	14,455	767	35,185
Loss (gain) on disposition of property, equipment and other assets	(296)	420	(11)	113	(220)	425	(11)	194
Share-based compensation (a)	247	324	1,055	1,626	736	662	4,052	5,450
Other non-recurring (c)	—	—	—	—	—	117	—	117
Adjusted EBITDA	$36,305	$14,716	$(4,865)	$46,156	$44,323	$14,433	$(10,004)	$48,752

	Three Months Ended June 30, 2025				Six Months Ended June 30, 2025
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$15,700	$4,194	$(6,887)	$13,007	$9,419	$(1,850)	$(14,974)	$(7,405)
Depreciation and amortization	10,455	6,746	402	17,603	21,161	13,482	798	35,441
Loss (gain) on disposition of property, equipment and other assets	169	12	—	181	(1,193)	9	—	(1,184)
Share-based compensation (a)	187	274	980	1,441	683	596	3,707	4,986
Theatre exit costs (b)	—	—	—	—	135	—	—	135
Insured losses (recoveries) (d)	35	—	—	35	35	—	—	35
Adjusted EBITDA	$26,546	$11,226	$(5,505)	$32,267	$30,240	$12,237	$(10,469)	$32,008

(a)Non-cash expense related to share-based compensation programs.
(b)Reflects non-recurring costs related to the closure and exit of one theatre location in the first quarter of fiscal 2025.
(c)Other non-recurring includes professional fees related to the sale of historic tax credits resulting from the renovation at Hilton Milwaukee.
(d)Repair costs that are non-operating in nature related to insured property damage at one theatre location.